Exhibit 107.1
Calculation of Filing Fee Tables
Form S-3
(Form Type)

AMERICAN WATER WORKS COMPANY, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Table	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, par value $0.01 per share	415(a)(6)	4,266,065 shares (1)		$89,949,981			S-3	333-229994	March 1, 2019	$6,569.33
	Total Offering Amounts					$89,949,981		(2)
	Total Fees Previously Paid							(2)
	Total Fee Offsets							—
	Net Fee Due							$0.00 (2)
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional securities as may become issuable as a result of a stock split, stock dividend or similar transaction.
(2)    Pursuant to Rule 415(a)(6) under the Securities Act, 4,266,065 shares of American Water Works Company, Inc.’s common stock registered hereunder are unsold securities previously registered on Registration Statement No. 333-229994 filed on March 1, 2019 (the “Prior Registration Statement”). Pursuant to Rule 415(a)(6) under the Securities Act, the $6,569.33 filing fee previously paid in connection with such unsold securities will continue to be applied to such unsold securities. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.